UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 6, 2007

Migo Software, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-5278NY	94-3334052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

555 Twin Dolphin Drive, Suite 650, Redwood City, California		94065
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-232-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2007, Migo Software, Inc. (the "Company") entered into a Registration Rights Agreement with the stockholders of MacroPort, Inc. in connection with the Company’s acquisition of MacroPort by its merger (the "Merger") into a wholly-owned subsidiary of the Company as described in Item 2.01 below. Under the Registration Rights Agreement, the Company has agreed to register the shares issued to the MacroPort stockholders, including the common stock issued at the closing, the common stock that may be acquired upon conversion of the preferred stock issued at the closing and any additional shares that may be issued as part of the incentive earn out payments based on MacroPort revenues during the 12-month period following the closing. The Registration Rights Agreement also provides the MacroPort stockholders with certain demand and piggyback registration rights.

Also in connection with the Merger, the Company and the stockholders of MacroPort entered into a Stock Pledge Agreement under which 500,000 shares of Series B Senior Convertible Preferred Stock and 2,500,000 shares of Common Stock are pledged to the Company to secure the stockholders’ obligation to return $1,000,000 of consideration if the Company does not realize a certain minimum dollar amount of revenues from the MacroPort business in the 12-month period following the acquisition.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 6, 2007, the Company completed its acquisition of MacroPort, Inc. ("MacroPort") pursuant to the Agreement and Plan of Merger described in the Company’s Form 8-K filed with the Commission on May 25, 2007. In connection with the Merger, the Company will issue to the MacroPort stockholders a total of 2,500,000 shares of Series B Senior Convertible Preferred Stock (initially convertible into 12,500,000 shares of Common Stock) and a total of 10,000,000 shares of Common Stock. The 22,500,000 shares of Common Stock equivalents received by the MacroPort stockholders will represent approximately 15.5% of the Company’s stock. The Company has also agreed to pay to the MacroPort stockholders up to $3,000,000 of incentive payments depending on the revenues from the MacroPort business in the 12-month period following the acquisition. The Company has the right to make such incentive payments in cash or Company Common Stock except that no more than $1,000,000 of incentive payments may be paid in cash.

The terms of the acquisition were the result of arm’s-length negotiations with MacroPort.

The Company will file with the Securities and Exchange Commission the financial statements and pro forma financial information required to be filed pursuant to Rule 3-05 of Regulation S-X and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, within 71 days of the date on which this current report on Form 8-K is filed with the Commission.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures made in response to Items 1.01 and 2.01 above are incorporated herein by reference.

The issuance of shares of the Company common stock in consideration for the acquisition are exempt from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act. Each stockholder of MacroPort who received the Company’s stock represented that the securities were acquired for investment purposes only and without a view to distribution.

Item 3.03 Material Modifications to Rights of Security Holders.

As part of the Merger, the Company filed a Certificate of Designations, Preferences and Rights of the Series B Senior Convertible Preferred Stock (the "Certificate of Designations"). The Certificate of Designations impacts the rights of the Company’s Common Stock in that the holders of the Series B Senior Convertible Preferred Stock will be entitled to $1.00 per share upon liquidation or a consolidation, merger or sale of assets transaction after which the holders of the capital stock of the Company prior to the transaction own less than a majority of the stock after the transaction, which amount will be paid in preference to any distributions to the holders of the Common Stock. The Series B Senior Convertible Preferred Stock will vote and share in dividends along with the holders of the Common Stock on an as-converted basis. The Series B Senior Convertible Preferred Stock is initially convertible into Common Stock on the basis of five shares of Common Stock for each one share of Series B Senior Convertible Preferred Stock. Beginning in August 2007, the Company has the right to force conversion if the trading price of the Company’s Common Stock exceeds $0.45 per share for ten consecutive trading days.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company amended its Certificate of Incorporation in connection with the Merger by filing the Certificate of Designations referred to in Item 3.03 above. The Certificate of Designations became effective upon the issuance of Series B Senior Convertible Preferred Stock as of June 6, 2007, in connection with the Merger.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired - To be filed within 71 days of the date this current report on Form 8-K is filed with the Commission.

(b) Pro forma financial information – To be filed within 71 days of the date this current report on Form 8-K is filed with the Commission.

(c) Not applicable

(d) Exhibits

Exhibit No. Description of Document

3.1 Certificate of Designations, Preferences and Rights of Series B
Senior Convertible Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Migo Software, Inc.

June 12, 2007	By:	/s/Richard Liebman

Name: Richard Liebman
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of Series B Senior Convertible Preferred Stock